Exhibit 99.1

Magnolia Oil & Gas Corporation Appoints Christopher Stavros as President and Chief Executive Officer and to the Board of Directors

HOUSTON, TX, September 21, 2022 - Magnolia Oil & Gas Corporation (“Magnolia” or the “Company”) (NYSE: MGY) today announced that Christopher Stavros, the Company’s current Executive Vice President and Chief Financial Officer, has been named President and Chief Executive Officer, and has been appointed to the Board of Directors, effective immediately. Stephen Chazen, who has served as Chairman, President and Chief Executive Officer since 2018 will no longer be able to serve in his positions due to serious health reasons.

“First and foremost, we would like to extend our deep support to Steve’s family,” said Dan Smith, who previously served as Magnolia’s Lead Independent Director and has been named as Chairman of the Board. “Steve is an exceptionally talented and revered leader, who will leave an extraordinary legacy on our industry. Not only has Steve led an evolution of Magnolia, but his influence has also shaped the oil & gas landscape and the greater business and Houston communities. He cares deeply about Magnolia and our employees and created opportunities for many throughout his career. We share a commitment to carrying out the initiatives Steve developed, both inside Magnolia and in our local communities.”

Mr. Smith continued, “Steve has always expressed his utmost confidence in Chris, and the Board believes Chris is uniquely qualified and the right person to lead Magnolia. Our Board has engaged in thoughtful long-term succession planning, and today’s announcement demonstrates the strength of that process as well as our depth of talent to drive the Company’s business plan and continued success.”

Mr. Stavros said, “I have had the honor for almost two decades to call Steve not only a mentor and colleague, but also a dear friend. Steve is a charismatic and transformational leader with a passion for our business. We are all privileged to have worked with Steve and are grateful for the impact he has had on us. I step into this role confident that Magnolia is well positioned to successfully execute our strategic plan.”

Mr. Stavros will continue to serve as the Company’s Chief Financial Officer until a permanent successor is appointed.

About Christopher Stavros

Prior to his appointment as President, Chief Executive Officer and member of the Board of Directors, Christopher Stavros served as the Company’s Executive Vice President and Chief Financial Officer since Magnolia’s inception. Mr. Stavros has 30 years of experience in the energy and financial industries. He most recently served as Senior Vice President and Chief Financial Officer of Occidental Petroleum Corporation (“Occidental”). Mr. Stavros joined Occidental in 2005 and was named Chief Financial Officer in 2014 having previously served as Vice President, Investor Relations and Treasurer. Mr. Stavros retired from Occidental in May 2017. Prior to joining Occidental in 2005, Mr. Stavros was a Senior Analyst at UBS with coverage of the Oil and Gas sector.

Mr. Stavros received his BSBA from Boston University and received his MBA from the University of Rochester.

Exhibit 99.1

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Contacts for Magnolia Oil & Gas Corporation

Investors

Brian Corales

(713) 842-9036

bcorales@mgyoil.com

Media

Art Pike

(713) 842-9057

apike@mgyoil.com